UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 1, 2004

Dave & Buster's, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Texas	0000943823	43-1532756
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2481 Manana Drive, Dallas, Texas		75220
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	214-904-2301

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On November 1, 2004, Dave & Buster’s Inc. amended its current credit facility by entering into a Second Amended and Restated Revolving Credit and Term Loan Agreement with Bank of America, N.A. and certain other lending institutions. This agreement amends certain terms of Dave & Buster’s previous credit facility described in the Amended and Restated Revolving Credit and Term Loan Agreement dated October 29, 2003, which was filed as Exhibit 10.1.6 to Dave & Buster’s Inc. Form 10-Q for the 13-week period ended November 2, 2003.

The maximum principal amount of the credit facility was increased to $115 million, comprised of a $60 million revolving credit facility and a $55 million term debt facility. Borrowings on each credit facility bear interest at a floating rate based on the bank’s prime interest rate, or at our option, the one-, two-, three- or six-month EuroDollar rate, plus in each case a margin based on financial performance. On November 1, 2004, the interest rates on the revolving credit facility and the term debt facility were based on a one-month EuroDollar rate of 2.07% and a margin of 2.5%. The amended credit facility is secured by all of the assets of Dave & Buster’s and its subsidiaries. The facility has certain financial covenants, including a maximum leverage ratio, a minimum fixed charge coverage ratio, a minimum consolidated tangible net worth, and a maximum amount of permitted capital expenditures. We also make certain standard representations and warranties and are subject to standard affirmative and negative covenants. Any outstanding borrowings under the revolving credit facility are due at maturity on November 1, 2009. Borrowings under the term debt facility are repayable in 20 consecutive quarterly payments, with the final payment due on November 1, 2009. On November 1, 2004, $45,000,000 was available under the revolving credit facility. The Second Amended and Restated Revolving Credit and Term Loan Agreement is attached hereto as Exhibit 10.1.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 24, 2004, Dave & Buster’s announced that Dave & Buster’s, Tango Acquisition, Inc., Gemini Investors III, LP, Jillian’s Holdings, Inc. and certain of their respective subsidiary companies had entered into an Asset Purchase Agreement to acquire, out of bankruptcy, the operating assets of the majority of Jillian’s largest restaurant/entertainment complexes and other related assets. The agreement provided for Dave & Buster’s to be the purchaser of the Jillian’s mall-based locations and the Jillian’s tradename and Gemini to be the purchaser of the Jillian’s urban locations. The Asset Purchase Agreement was filed as Exhibit 2.1 to Dave & Buster’s Current Report on Form 8-K, dated September 24, 2004, and is incorporated herein by reference.

On November 1, 2004, Dave & Buster’s and Gemini completed the acquisition of their respective Jillian’s locations pursuant to the Asset Purchase Agreement. After the adjustments described in the Asset Purchase Agreement, Dave & Buster’s paid a cash purchase price of $45 million at closing and an additional $1 million to be held in escrow pending the possible acquisition of the Jillian’s restaurant/entertainment complex in Gwinnett, Georgia. Dave & Buster’s obtained these funds from prepaid deposits and the amended credit facility described in Item 1.01 of this Report.

The nine Jillian’s complexes acquired by Dave & Buster’s are located in the metropolitan areas of: Minneapolis, Minnesota; Philadelphia, Pennsylvania; Concord, North Carolina; Farmingdale, New York; Nashville, Tennessee; Houston, Texas; Arundel, Maryland; Scottsdale, Arizona and Westbury, New York. In addition, Dave & Buster’s acquire an interest in the complex located in Gwinnett, Georgia, subject to it obtaining an agreement with the limited partner and the landlord at that site. The Jillian’s restaurant/entertainment complexes to be acquired by Dave & Buster’s range in size from 46,000 to 68,000 square feet and employ approximately 2,100 people who are expected to be added to the present Dave & Buster’s team of over 6,000. Dave & Buster’s also acquired the brand name and all trademarks of Jillian’s, allowing it to operate these complexes under the Jillian’s brand.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of businesses acquired. Not applicable.

(b) Pro forma financial information. Not applicable.

(c) Exhibits. The following are filed as Exhibits to this Report.

2.1 Asset Purchase Agreement dated September 24, 2004 by and among Tango Acquisition, Inc., Dave & Buster’s Inc., JBC Acquisition Corporation, Gemini Investors III, LP, Jillian’s Entertainment Holdings, Inc. and various subsidiaries of Jillian’s Entertainment Holdings, Inc. (previously filed as Exhibit 2.1 to Dave & Buster’s Current Report on Form 8-K, dated September 24, 2004).

10.1 Second Amended and Restated Revolving Credit and Term Loan Agreement dated November 1, 2004 by and among Dave & Buster’s Inc., its subsidiaries, Bank of America, N.A., Bank One, NA, Wachovia Bank, NA, Banc of America Securities, LLC, and the other lending institutions named therein (filed herewith).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dave & Buster's, Inc.

November 5, 2004	By:	/s/ W.C. Hammett, Jr.

Name: W.C. Hammett, Jr.
Title: CFO, Senior Vice President

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Exhibit Index

Exhibit No.	Description

1	Second Amended and Restated Revolving Credit and Term Loan Agreement